NEWS RELEASE

For Immediate Release

Nord Resources Reports 2011 Second-Quarter Results

  Financial results continue to be affected by the company’s July 2010 decision to suspend mining operations to reduce costs and maximize cash flow while it works on debt restructuring and seeks additional working capital.
  Company continues producing copper through leaching ore previously placed on pads
  Reflecting the expected gradual decline in copper production, net sales were $3.4 million on sales of 816,896 pounds of copper in the 2011 second quarter
  Loss from operations amounted to $1.8 million in the 2011 second quarter; Nord incurred a net loss of $3.1 million for the 2011 second quarter

TUCSON, AZ, August 15, 2011 – Nord Resources Corporation (Pink Sheets: NRDS), which is producing copper at its Johnson Camp Mine in Arizona, today announced its unaudited financial results for the second quarter ended June 30, 2011. The condensed consolidated financial statements were prepared in accordance with U.S. generally accepted accounting principles and all currency amounts are in U.S. dollars.

“At the beginning of July 2010, we suspended the mining of new ore to cut costs and maximize cash flow while we worked on obtaining additional working capital and restructuring our debt,” said Wayne Morrison, Chief Executive and Chief Financial Officer. “Since then, Nord has continued to produce copper through leaching the recoverable copper previously placed on our three pads and processing it through the Johnson Camp Mine’s SX-EW plant.

“As expected, the level of copper production continues to decline each quarter at a slow but steady rate. This is reflected in our financial results through the first half of 2011 and also will continue until we resume the mining of new ore. We estimate that these three pads still contain approximately nine million pounds of potentially recoverable copper,” said Mr. Morrison.

“While our focus continues to be on tightly controlling costs and maximizing cash flow, we have also been moving forward with preparations to proceed with our previously announced plans to build a new leaching pad and to resume mining new ore if we are successful in our continuing efforts to restructure our debt and obtain additional working capital financing,” Mr. Morrison said.

“Our operating plan continues to call for the construction of a new leaching pad to increase our capacity in order to achieve our target production rate of 25 million pounds of copper per year. The new pad, which will be approximately twice the size of any of the three currently existing pads, will require an estimated capital investment of approximately $18 million. We are at an advanced stage in the work needed to obtain the required permitting to build and operate this new pad, and believe it is likely that we will be able to proceed with it this year, subject to obtaining the required financing,” said Mr. Morrison.

Financial Highlights

  Second-quarter 2011 net sales were $3,386,830 (including $10,767 in amortization of deferred revenue) from the sale of 816,896 pounds of copper; six month 2011 net sales were $8,140,174 (including $25,050 in amortization of deferred revenue) from the sale of 1,900,514 pounds of copper. The average realized price of copper sold during the three and six-month periods was $4.15 and $4.28 per pound, respectively.

  For the second quarter of 2010, net sales were $8,703,078 (including $35,973 in amortization of deferred revenue) from the sale of 2,729,194 pounds of copper; first- half 2010 net sales were $14,708,392 (including losses of ($1,866,237) from the settlement of copper hedges and $67,894 in amortization of deferred revenue) from the sale of 5,151,130 pounds of copper. Sales during the 2010 second quarter, do not include the impact of copper derivative activity in the amount of ($1,878,084) as these hedges were de-designated as cash flow hedges and consequently not included as an element of revenue. The average realized price of copper sold during the three and six-month periods of 2010 was $3.19 and $2.86 per pound, respectively. The average realized price of copper sold during these periods would have been $2.50 and $2.49 per pound, respectively, if the copper hedges would have remained classified as cash flow hedges.

  Costs applicable to sales in the 2011 second quarter amounted to $4,279,040 (including $3,100,225 in abnormal production costs due to the underutilization of plant capacity). For the first half of 2011, Nord incurred $8,661,845 (including $5,974,410 in abnormal production costs due to the underutilization of plant capacity) of costs applicable to sales. The average cost per pound of copper sold during the second quarter and first six months of 2011 was $5.24 and $4.56 per pound, respectively. The average cost per pound of copper sold excluding abnormal production costs was $1.44 per pound for the 2011 second quarter and $1.41 per pound for the first half of 2011. The increase in the average cost per pound of copper sold during the three and six month periods ended June 30, 2011 versus the same periods in 2010 is due to an increase in the cost of sulphuric acid and an increase in the cost of mining new ore. Consequently, as the Company ceased the mining of new ore in July of 2010, these 2010 cost increases caused a corresponding increase in the average cost per pound inventoried which were subsequently charged to cost of goods sold upon sale of the related inventory.

  For the 2010 second quarter, Nord incurred $4,308,551 (including $920,065 in abnormal production costs due to the underutilization of plant capacity) of costs applicable to sales from the sale of copper. For the first six months of 2010, the company incurred $7,669,246 (including $1,826,760 in abnormal production costs due to the underutilization of plant capacity) of costs applicable to sales from the sale of copper. The average cost per pound of copper sold during the second quarter and first half of 2010 was $1.58 and $1.49 per pound, respectively. The average cost per pound of copper sold excluding abnormal production costs was $1.24 and $1.13 per pound, respectively, during the same periods.

  General and administrative (G&A) expenses increased to $676,623 for the 2011 second quarter, compared with $664,352 for the 2010 period. The increase was primarily due to a $63,880 increase in consulting fees and an $11,710 increase in travel expense offset in part by a $49,246 decrease in compensation expense. G&A expenses decreased to $1,194,456 for the first half of 2011, compared with $1,246,396 for the first six months of 2010. The decrease was primarily due to a $156,885 reduction in severance taxes and a $96,204 reduction in compensation expense offset in part by a $125,300 increase in consulting fees.

  Depreciation, depletion, and amortization (DD&A) expenses decreased to $230,683 in the 2011 second quarter from $461,048 in the 2010 period. For the first half of 2011, DD&A amounted to $489,987, down from $857,941 in the 2010 period. The decrease was primarily due to the reduction in the amount of tons mined and of copper produced as a result of halting the mining and crushing of new ore in July 2010.

  Loss from operations was ($1,799,516) in the 2011 second quarter, compared with income from operations of $3,269,127 in the 2010 period. For the first half of 2011, the loss from operations amounted to ($2,206,114), compared with income from operations of $4,934,809 in the first six months of 2010.

  Other expenses for the 2011 second quarter were ($1,273,902), compared with ($10,431,765) for the 2010 second quarter. The decrease primarily reflects the losses on copper hedges that were de-designated from cash-flow hedges to trading securities in the second quarter of 2010 resulting in an unrealized loss of ($13,392,853); offset in part by the decrease in gains (losses) on derivatives classified as trading securities of $4,325,141.

  The decrease in other expense in the first half of 2011 to ($3,144,684) from ($11,088,658) in the 2010 period was primarily the result of losses incurred from the de-designation of copper hedges from cash flow hedges to trading securities that occurred during the second quarter of 2011 of ($13,392,853) offset in part by the decrease in gains (losses) on derivatives classified as trading securities of $5,329,819 and an increase in interest expense of $323,143.

  Primarily due to the factors discussed above, Nord incurred a net loss of $3,073,418 for the 2011 second quarter, compared with a net loss of $7,162,638 for the 2010 period. The net loss for the first half of 2011 amounted to $5,350,798, compared with a net loss of $6,153,849 in the first six months of 2010.

Liquidity and Cash Flow

Nord’s copper production in 2010 and through the first half of 2011 was significantly below earlier expectations for the reasons previously disclosed as well as the July 2010 decision to suspend mining and crushing new ore. This shortfall adversely affected the company’s working capital and cash flow causing Nord to be unable to meet some of its debt obligations in 2010 and 2011.

As announced on May 14, 2010, Nedbank Limited (Nedbank), the company’s senior lender, declined to extend a forbearance agreement regarding the scheduled principal and interest payments that were due between March 31, 2010 and June 30, 2011 under Nord's $25 million secured term-loan facility. Accordingly, the company has been in default of its obligations under the Credit Agreement with Nedbank since May 14, 2010, and the full amount of the outstanding principal of $23,257,826 must now be included in the company’s current liabilities. As of June 30, 2011, the company has reclassified $5,356,841 of senior long-term debt to current liabilities within the condensed consolidated balance sheet.

Nedbank Capital also declined to extend the forbearance agreement regarding the company’s failure to make the timely monthly settlement payments beginning in March of 2010 through June 30, 2011 under the copper hedge agreement. As of June 30, 2011, the amount due to Nedbank Capital related to these settlements is $11,560,918 and is included in current liabilities within the copper derivatives settlement payable line item. The remaining derivative contracts under this agreement settle in 2011 and are therefore included in current liabilities as of June 30, 2011.

As previously disclosed, given this default, Nedbank has full authority to exercise its rights under the Credit Agreement, including the acceleration of the full amount due and the institution of foreclosure proceedings against the Johnson Camp Mine. In accordance with the Credit Agreement, upon an event of default, the interest rate on the outstanding debt and unpaid accrued interest is increased by 3.00% to the three-month United States Dollar London Interbank Offered Rate plus 9.06% (9.33% at June 30, 2011). During the 2011 second quarter, Nedbank required Nord to reclassify $829,768 of interest payments previously credited to accrued interest to the company’s copper hedge settlement payable account. Accordingly, total accrued interest related to the Credit Agreement was $3,322,682 and $1,689,181 as of June 30, 2011 and December 31, 2010, respectively, and is included within accrued interest on the condensed consolidated balance sheets.

  At the end of the 2011 second quarter, the company had cash reserves of $0.5 million, excluding $0.7 million in restricted cash being held in conjunction with two letters of credit. The working capital deficiency of ($43.7) million includes $5.0 million in current maturities of derivative contracts, $17.9 million in the current portion of senior long-term debt, $11.5 million in copper derivatives settlement payable, and $5.4 million of senior long-term debt that was accelerated to current liabilities due to the company’s default on the underlying agreement. As of December 31, 2010, cash reserves were $1.1 million and the working capital deficiency amounted to ($39.8) million, including $8.7 million in current maturities of derivative contracts, $14.3 million in current portion of senior long-term debt, $7.7 million in copper derivatives settlement payable, and $8.9 million of senior long-term debt that was accelerated to current liabilities due to the company’s default on the underlying agreement.

  Cash flows from operating activities during the first six months of 2011 and 2010 were $184,186 and ($397,836), respectively. The company recognized net losses of $5,350,798 and $6,153,849 for the respective 2011 and 2010 periods. Cash provided (used) in the mining and processing of inventory amounted to $2,259,171 and $(11,384,194) during the 2011 and 2010 six month periods, respectively.

  Cash flows from financing activities during the first six months of 2011 were ($309,751) compared with $31,711 for the same period in 2010. The increase in the net cash used by financing activities is primarily due to the $301,068 in principal payments made on the Fisher Promissory Note during the 2011 six-month period.

About Nord Resources

Nord Resources Corporation is producing copper at the Johnson Camp Mine, the company’s primary asset, which is located approximately 65 miles east of Tucson, Arizona. For further information, please visit our website at nordresources.com.

Forward-Looking Statements

All statements in this release, other than those of historical facts, may be considered to be “forward-looking”.

Nord’s continuation as a going concern is dependent upon its ability to refinance the obligations under its Credit Agreement with Nedbank and the Copper Hedge Agreement with Nedbank Capital, raise additional capital, and on its ability to produce copper to sell at a level where the company becomes profitable and generates cash flows from operations. To succeed, Nord must be able to proceed with its plans to build additional leach pad capacity, resume full operations, and achieve its operating plan. If management cannot achieve its operating plan because of sales shortfalls, a reduction in copper prices, or other unfavorable events, the company may find it necessary to dispose of assets, or undertake other actions as may be appropriate.

Factors that could cause actual results to differ materially from those in forward-looking statements include, but are not limited to, Nord's ability to refinance the company, the market price of copper, general economic, market, and business conditions, the company’s ability to reach full production rates, and other factors that may cause the actual results, performance or achievements of the company, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements or information. Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements. In addition, Nord's business and operations are subject to the risk factors set forth in Nord's most recent Form 10-K and other SEC filings which are available through EDGAR at www.sec.gov, and in Nord's prospectus and other filings with the British Columbia and Ontario Securities Commissions, which are available through SEDAR at www.sedar.com. Nord assumes no obligation to update the forward-looking statements except as may be required by law.

For further information:
Wayne Morrison
Chief Executive Officer and Chief Financial Officer
Nord Resources Corporation
(520) 292-0266
www.nordresources.com

Investor and Media Relations
Richard Wertheim
Wertheim + Company Inc.
(416) 594-1600 ext.223
or
(416) 518-8479 (cell)
or by email at wertheim@wertheim.ca

NORD RESOURCES CORPORATION AND SUBSIDIARY
CONDENSED CONSOLIDATED BALANCE SHEETS
JUNE 30, 2011 AND DECEMBER 31, 2010

	June 30,	December 31,
	2011	2010
	(Unaudited)
ASSETS

Current Assets:
Cash and cash equivalents	$456,138	$1,120,023
Accounts receivable	234,197	442,403
Inventories	3,592,002	4,685,599
Prepaid expenses and other assets	340,840	146,534

Total Current Assets	4,623,177	6,394,559

Property and Equipment, at cost:
Property and equipment	50,337,580	51,096,100
Less accumulated depreciation, depletion and amortization	(5,904,002)	(5,639,197)

Net Property and Equipment	44,433,578	45,456,903

Other Assets:
Deposits	123,093	123,093
Restricted marketable securities	686,476	686,476
Stockpiles and ore on leach pads	8,837,719	10,228,475
Debt issuance costs, net of accumulated amortization	541,668	714,653

Total Other Assets	10,188,956	11,752,697

Total Assets	$59,245,711	$63,604,159

NORD RESOURCES CORPORATION AND SUBSIDIARY
CONDENSED CONSOLIDATED BALANCE SHEETS
JUNE 30, 2011 AND DECEMBER 31, 2010
(Continued)

	June 30,	December 31,
	2011	2010
	(Unaudited)
LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)

Current Liabilities:
Accounts payable	$4,433,129	$3,915,011
Accrued expenses	567,813	894,389
Accrued interest	3,469,256	1,762,709
Copper derivatives settlement payable	11,560,918	7,660,508
Current maturities of senior long-term debt	17,900,985	14,320,788
Current maturities of derivative contracts, at fair value	4,953,775	8,677,926
Senior long-term debt accelerated due to default	5,356,841	8,937,038
Other current liabilities	53,816	55,856

Total Current Liabilities	48,296,533	46,224,225

Long-Term Liabilities:
Long-term debt	6,194,360	6,495,428
Deferred revenue, less current portion	4,667,930	4,690,940
Accrued reclamation costs	3,026,665	3,932,966
Other long-term liabilities	116,193	133,505

Total Long-Term Liabilities	14,005,148	15,252,839

Total Liabilities	62,301,681	61,477,064

Commitments and contingencies

Stockholders’ Equity (Deficit):
Common stock: $.01 par value, 200,000,000 shares authorized, 112,177,627 and 111,814,852 shares issued and outstanding as of June 30, 2011 and December 31, 2010, respectively	1,121,777	1,118,149
Additional paid–in–capital	121,999,239	121,835,134
Accumulated deficit	(126,176,986)	(120,826,188)

Total Stockholders’ Equity (Deficit)	(3,055,970)	2,127,095

Total Liabilities and Stockholders’ Equity (Deficit)	$59,245,711	$63,604,159

NORD RESOURCES CORPORATION AND SUBSIDIARY
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE SIX MONTHS ENDED JUNE 30, 2011 AND 2010
(Unaudited)

	2011	2010

Net sales	$8,140,174	$14,708,392

Costs applicable to sales (exclusive of depreciation, depletion and amortization shown separately below)	8,661,845	7,669,246
General and administrative expenses (includes stock based compensation of $156,195 and $114,647, respectively)	1,194,456	1,246,396
Depreciation, depletion and amortization	489,987	857,941

Income (loss) from operations	(2,206,114)	4,934,809

Other income (expense):
Interest expense	(1,809,486)	(1,486,343)
Unrealized loss on de-designation of copper hedges	–	(13,392,853)
Gains (losses) on derivatives classified as trading securities	(1,391,209)	3,938,610
Miscellaneous income (expense)	56,011	(148,072)

Total other income (expense)	(3,144,684)	(11,088,658)

Loss before income taxes	(5,350,798)	(6,153,849)

Provision for income taxes	–	–

Net loss	$(5,350,798)	$(6,153,849)

Net loss per basic and diluted share of common stock:

Weighted average number of basic and diluted common shares outstanding	113,397,048	111,430,992
Basic and diluted loss per share of common stock	$(0.05)	$(0.06)

NORD RESOURCES CORPORATION AND SUBSIDIARY
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE THREE MONTHS ENDED JUNE 30, 2011 AND 2010
(Unaudited)

	2011	2010

Net sales	$3,386,830	$8,703,078

Costs applicable to sales (exclusive of depreciation, depletion and amortization shown separately below)	4,279,040	4,308,551
General and administrative expenses (includes stock based compensation of $73,996 and $63,721, respectively)	676,623	664,352
Depreciation, depletion and amortization	230,683	461,048

Income (loss) from operations	(1,799,516)	3,269,127

Other income (expense):
Interest expense	(920,278)	(892,624)
Unrealized loss on de-designation of copper hedges	–	(13,392,853)
Gains (losses) on derivatives classified as trading securities	(386,531)	3,938,610
Miscellaneous income (expense)	32,907	(84,898)

Total other income (expense)	(1,273,902)	(10,431,765)

Loss before income taxes	(3,073,418)	(7,162,638)

Provision for income taxes	–	–

Net loss	$(3,073,418)	$(7,162,638)

Net loss per basic and diluted share of common stock:

Weighted average number of basic and diluted common shares outstanding	113,483,661	111,688,821
Basic and diluted loss per share of common stock	$(0.03)	$(0.06)

NORD RESOURCES CORPORATION AND SUBSIDIARY
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE SIX MONTHS ENDED JUNE 30, 2011 AND 2010
(Unaudited)

	2011	2010
Cash Flows From Operating Activities:
Net loss	$(5,350,798)	$(6,153,849)
Adjustments to reconcile net loss to net cash provided (used) by operating activities:
Depreciation, depletion and amortization	489,987	857,941
Accretion expense on accrued reclamation costs	206,470	4,317
Amortization of debt issuance costs	172,985	125,151
Issuance of stock options for services rendered	103,695	49,647
Issuance of deferred stock units for services rendered	52,500	65,000
Loss on write-off of mineral lease option	10,980	-
Unrealized loss on de-designation of copper derivatives as cash flow hedges	-	13,392,853
Unrealized gain on derivatives classified as trading securities	(3,724,151)	(5,816,694)
Changes in assets and liabilities:
Accounts receivable	208,206	570,539
Inventories, stockpiles and ore on leach pads	2,259,171	(11,384,194)
Prepaid expenses and other assets	(194,306)	(6,735)
Accounts payable	702,745	4,655,194
Accrued expenses	(326,576)	2,263,082
Accrued interest	1,706,547	(845,809)
Copper derivatives settlement payable	3,900,410	1,903,881
Deferred revenue	(25,050)	(67,894)
Other liabilities	(8,629)	(10,266)
Net Cash Provided (Used) By Operating Activities	184,186	(397,836)

Cash Flows From Investing Activities:
Capital expenditures	(538,320)	(596,893)
Net Cash Used By Investing Activities	(538,320)	(596,893)

Cash Flows From Financing Activities:
Proceeds from exercise of options	-	40,650
Principal payments on long-term debt	(301,068)	-
Principal payments on capital lease	(8,683)	(8,939)
Net Cash Provided (Used) By Financing Activities	(309,751)	31,711

Net Decrease in Cash and Cash Equivalents	(663,885)	(963,018)

Cash and Cash Equivalents at Beginning of Period	1,120,023	1,298,138

Cash and Cash Equivalents at End of Period	$456,138	$335,120

Supplemental Disclosure of Cash Flow Information:
Cash paid during the period for:
Interest	$341,079	$105,817
Income taxes	-	-